1 21549977.3 GRANITE CONSTRUCTION INCORPORATED ANNUAL INCENTIVE PLAN XXXX PARTICIPATION AGREEMENT NAME: The Compensation Committee of the Board of Directors of Granite Construction Incorporated (the “Committee”) has selected you for participation in the Granite Construction Incorporated Annual Incentive Plan (the “AIP”) for Plan Year XXXX. Under the terms of the AIP (a copy of which is attached as Exhibit A to this participation agreement (this "Agreement") you may earn a cash bonus upon the achievement of certain performance targets as determined by the Committee and described in Section 2.1 and Exhibit B to this Agreement. Unless otherwise defined herein, capitalized terms in this Agreement and Exhibit B shall have the meanings set forth in the AIP. 1. ADMINISTRATION All questions of interpretation concerning this Agreement shall be determined by the Committee. All determinations by the Committee shall be final and binding upon all persons having an interest in your Individual Target Award. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election. 2. INDIVIDUAL TARGET AWARD 2.1 In accordance with Section 5 of the AIP, the Committee has established an Individual Target Award, as well as a Threshold and Maximum Award, for the XXXX Plan Year on your behalf as follows: Individual Target Award XX% Base Salary Threshold Target Maximum Payout Levels as a % of Target 50% 100% 200% Threshold Target Maximum Company EBITDA $XXX.XM $XXX.XM $XXX.XM Threshold Target Maximum Company OCF X.X% X.X% X.X% Potential Total Payout for Company Performance $_________ $_________ $_________ The Potential Total Payout for Company Performance is subject to the below safety multiplier and individual performance modifier, which can when applied have the potential to increase, decrease, or have no impact on the amount of the award earned.

2 21549977.3 Company Safety Performance Level ORIR Goal DART Goal Safety Adjustment Multiplier Threshold 0.XX (or higher) 0.XX (or higher) 90% Target 0.XX 0.XX 110% Maximum 0.XX (or lower) 0.XX (or lower) 115% Individual Modifier 90 to 110% discretionary modifier based on individual performance 2.2 If you are promoted during the Plan Year and unless otherwise determined by the Committee at the time of your promotion, your Individual Target Award will be prorated based on the number of days in the Plan Year before and after your promotion. 3. PERFORMANCE GOALS 3.1 Payment of your Individual Target Award is conditioned upon satisfaction during the XXXX Plan Year of the Performance Goals set forth in Exhibit B. 3.2 The Performance Goals are set forth in Exhibit B. The actual level of achievement of a Performance Goal attained for the Plan Year will be computed in a consistent manner throughout the Plan Year by including the effects of any changes during the Plan Year in accordance with Section 6.2 of the AIP; provided, however, that the adjustment made with respect to the effects of the award of bonuses under the Company’s bonus plans will be as set forth in Exhibit B. 4. PAYMENT OF AWARD 4.1 Determination of Attainment of Performance Goal. As soon as practicable following the completion of the XXXX Plan Year and prior to the Payment Date, the Committee shall determine the extent to which each Performance Goal has been attained. The Company will notify you of the Committee’s determination and the resulting dollar amount of your award as soon as practicable following the Committee’s determination. 4.2 Individual Modifier. The Committee shall have the discretion to increase or reduce your award by up to ten percent based on your individual performance. The Committee may consult with the Audit Committee of the Company's Board of Directors (the "Audit Committee") when evaluating individual performance of the Company's Chief Financial Officer. 4.3 Discretion to Reduce Award. Notwithstanding the provisions of Sections 4.1 and 4.2 to the contrary, the Committee shall have the discretion to reduce your award (including to zero dollars). 4.4 Payment in Cash. Your award under the AIP shall be paid in cash. 4.5 Form and Timing of Payment of Award. Except as provided in Section 4.6 below, as soon as practicable following the Committee’s determination pursuant to Sections 4.1 and 4.2, and subject to any reduction determined by the Committee pursuant to Section 4.3, the Company shall pay your award in a lump

3 21549977.3 sum subject to applicable income and employment tax withholding as provided in Section 5 below. Notwithstanding any other provision of this Section 4 and except as provided in Section 4.6 below, the Company shall pay your award no later than two and one-half months following the end of the Plan Year. 4.6 Election to Defer. You may elect to defer receipt of your award that otherwise would have been paid to you pursuant to Section 4.5 above. Any such deferral shall be subject to and in compliance with Section 409A of the Code and the Granite Construction Incorporated Key Management Deferred Compensation Plan II. 4.7 Clawback/Recoupment. Any award paid under this Agreement is and will be subject to recoupment in accordance with the Company’s Clawback Policy (including a reacquisition right in respect of cash or property) or any other clawback policy that the Company adopts, including pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or other applicable law. 4.8 Code Section 409A. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Code Section 409A and you are determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the date your termination of employment with the Company or, if earlier, on your death (the "Specified Employee Payment Date"). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule 5. TAX WITHHOLDING All payments made under the AIP are subject to income and employment tax withholding and reporting as required by federal, state and local law, as applicable, to be determined by the Company. 6. EFFECT OF TERMINATION OF SERVICE DURING THE PLAN YEAR 6.1 Employed on Payment Date. Except as provided in Section 6.2 below, you must be actively employed by the Company on the Payment Date of your award in order to receive your award. 6.2 Death, Disability or Retirement. If your service is terminated prior to the Payment Date of your award by reason of your death, Disability or Retirement before the completion of the Plan Year, you will be entitled to receive payment in accordance with Section 4 of a prorated award. The award shall be determined following the completion of the Plan Year and the Committee’s determination in accordance with Sections 4.1 and 4.2, subject to Section 4.3 and paid on the Payment Date. However, your award will be prorated on the basis of the ratio the numerator of which is the number of whole months of your service during the Plan Year and the denominator of which is twelve. 7. MISCELLANEOUS PROVISIONS 7.1 Unfunded Obligation. Any amounts payable to you pursuant to the AIP shall be unfunded obligations for all purposes, including, without limitation, Title I of the Employee Retirement Income Security Act of 1974, as amended. The Company shall not be required to establish a separate fund under the AIP. Any right of any person, including you, to receive any payment under the AIP is no greater than the right of any other unsecured creditor of the Company.

4 21549977.3 7.2 Binding Effect. This Agreement together with the AIP shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns. 7.3 Termination or Amendment. Any termination or amendment of this Agreement or your award that may adversely affect your award is subject to your written consent unless such termination or amendment is necessary to comply with any applicable law or government regulation; otherwise, the Committee may terminate or amend this Agreement or your award at any time. No amendment or addition to this Agreement shall be effective unless in writing. 7.4 Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, email or upon deposit in the United States Post Office, by registered or certified mail, with postage and fees prepaid or deposit with a private delivery service with fees prepaid (Federal Express, DHL, etc.). Notices sent to the Company shall be addressed to the Company at 585 West Beach Street, PO Box 50085, Watsonville, CA 95077. Notices sent to the Participant shall be delivered by email to the Participant’s email address ending in @gcinc.com or mailed to the Participant’s address on file with the Company. 7.5 Integrated Agreement. This Agreement and the AIP constitute the entire understanding and agreement between you and the Company with respect to the subject matter contained herein and supersede any prior agreements, understandings, restrictions, representations, or warranties between you and the Company with respect to such subject matter other than those as set forth or provided for herein. To the extent contemplated herein, the provisions of this Agreement shall survive any payment of your award and shall remain in full force and effect. 7.6 Applicable Law. This Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California. 7.7 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. 7.8 Acknowledgement. By signing this Agreement, you: (a) represent that you have read and are familiar with the terms and conditions of this Agreement and the AIP, (b) accept the award subject to all of the terms and conditions of this Agreement and the AIP, (c) agree to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement and the AIP, and (d) acknowledge receipt of a copy of this Agreement, the AIP, and Exhibit B. GRANITE CONSTRUCTION INCORPORATED By: Signature Title: Date: EXECUTIVE By: Signature Date:

5 21549977.3 Exhibit A GRANITE CONSTRUCTION INCORPORATED ANNUAL INCENTIVE PLAN (As Adopted by the Board of Directors Effective January 1, 2022) 1. ESTABLISHMENT; PURPOSE; TERM OF PLAN 1.1 Establishment. The Plan was established by the Board effective January 1, 2022. 1.2 Purpose. The purpose of the Plan is to align the interests of Participants and Company shareholders and to motivate Participants toward superior performance. The Plan is intended to provide annual cash incentives based on short term results that are key to the successful operation of the Company. The Plan also is intended to enable the Company to attract and retain the services of employees upon whose judgment, interest and special effort the successful conduct of the Company’s operations is largely dependent. 1.3 Term of Plan. The Plan shall continue until terminated in connection with Section 14 hereof. 2. DEFINITIONS AND CONSTRUCTION 2.1 Definitions. Whenever used herein, the following terms shall have their respective meanings set forth below: (a) “Board” means the Board of Directors of the Company. (b) “Cause” means, unless otherwise defined in the Participant’s employment contract, the occurrence of any of the following: (i) the Participant’s theft, dishonesty, misconduct, breach of fiduciary duty for personal profit, or falsification of any documents or records of the Company; (ii) the Participant’s material failure to abide by the code of conduct or other policies (including, without limitation, policies relating to confidentiality and reasonable workplace conduct) of the Company; (iii) misconduct by the Participant within the scope of Section 304 of the Sarbanes-Oxley Act of 2002 as a result of which of the Company is required to prepare an accounting restatement; (iv) the Participant’s unauthorized use, misappropriation, destruction or diversion of any tangible or intangible asset or corporate opportunity of the Company (including, without limitation, the Participant’s improper use or disclosure of the confidential or proprietary information of the Company); (v) any intentional act by the Participant which has a material detrimental effect on the reputation or business of the Company; (vi) the Participant’s repeated failure or inability to perform any reasonable assigned duties after written notice from the Company of, and a reasonable opportunity to cure, such failure or inability; (vii) any material breach by the Participant of any employment, non-disclosure, non- competition, non-solicitation or other similar agreement between the Participant and the Company, which breach is not cured pursuant to the terms of such agreement; or (viii) the Participant’s conviction (including any plea of guilty or nolo contendere) of any criminal act involving fraud, dishonesty, misappropriation or moral turpitude, or which impairs the Participant’s ability to perform his or her duties with the Company. (c) “CEO” means the Chief Executive Officer of the Company. (d) “Code” means the Internal Revenue Code of 1986, as amended. (e) “Committee” means the Compensation Committee of the Board. (f) “Company” means Granite Construction Incorporated, a Delaware corporation and each present or future parent and subsidiary corporation or other business entity thereof.

6 21549977.3 (g) “Determination Date” means the date following the conclusion of a Plan Year and prior to two and one-half months following the end of such Plan Year on which the Committee determines that applicable Performance Goals have been satisfied and authorizes payment of corresponding awards. (h) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment. The determination of whether an individual has a Disability shall be determined on the date of termination from employment with the Company under procedures established by the Committee. The Committee, in compliance with Section 409A of the Code, may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company in which a Participant participates or a determination of a Participant's total disability by the Social Security Administration. (i) “Individual Target Award” means the target award established for each Participant under Section 5, which shall be a percentage of the Participant’s base salary, a fixed dollar amount and/or based on one or more Performance Goals, as determined by the Committee. (j) "Named Executive Officer" means an eligible Participant who is, or is expected to be, a “Named Executive Officer” within the meaning of Item 402 of Regulation S-K for the Plan Year for which an award is payable hereunder. (k) “NQDC” means the Granite Construction Incorporated Key Management Deferred Compensation Plan II, as amended from time to time. (l) “Participant” means an employee specifically designated as a Participant for a Plan Year under Section 4. (m) "Payment Date" means the date on which awards are paid. (n) “Performance Goals” has the meaning set forth in Section 6.1 hereof. (o) “Plan” means the Granite Construction Incorporated Annual Incentive Plan. (p) “Plan Year” means the fiscal year of the Company. (q) “Retirement” means termination of employment after attaining the age of 62 and after at least ten (10) years of continuous service with the Company or after attaining the age of 65 and after at least five (5) years of continuous service with the Company. 2.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of the Plan. Except when otherwise indicated by the context, words in the masculine gender, when used in the Plan shall include the feminine gender, the singular shall include the plural, and the plural shall include the singular. Use of the term “or” is not intended to be exclusive unless the context clearly requires otherwise. 3. ADMINISTRATION 3.1 The Committee shall have full power and authority, subject to the provisions of the Plan, (i) to designate employees as Participants, (ii) to add and delete employees from the list of designated Participants, (iii) to establish Individual Target Awards for Participants, (iv) to establish performance goals upon achievement of which the Individual Target Awards will be based, and (v) to take all action in connection with the foregoing or in relation to the Plan as it deems necessary or advisable. Decisions and selections of the Committee shall be made by a majority of its members and, if made pursuant to the provisions of the Plan, shall be final.

7 21549977.3 3.2 Notwithstanding the foregoing, the Committee may delegate to the CEO the power and authority, subject to the provisions of the Plan, (i) to designate employees who are not Named Executive Officers as Participants, (ii) to recommend Named Executive Officers to the Committee for designation as Participants; provided that the Committee shall review and approve Named Executive Officers as Plan Participants recommended by the CEO, (iii) to add and delete employees who are not Named Executive Officers from the list of designated Participants, (iv) to establish Individual Target Awards and performance goals upon achievement of which such Individual Target Awards will be based for Participants who are not Named Executive Officers, and (v) to review and approve, modify or disapprove, or otherwise adjust or determine the amount, if any, to be paid to Participants who are not Named Executive Officers for the applicable Plan Year based on such Participants’ performance goals and individual performance. In addition to the forgoing, the CEO may further delegate his authority to other executive officers of the Company, except that the CEO may not delegate his authority to recommend Named Executive Officers to the Committee for designation as Participants. References to the Committee herein shall include references to the CEO and his designees to the extent that the Committee has delegated power and authority under the Plan to the CEO and to the extent that the CEO has further delegated power and authority under the Plan to other executive officers of the Company. 3.3 The Committee may promulgate such rules and regulations as it deems necessary for the proper administration of the Plan and the CEO (but not his designees) may promulgate rules and regulations as he deems necessary for the proper administration of the Plan with respect to Participants who are not Named Executive Officers. The Committee may interpret the provisions and supervise the administration of the Plan, and take all action in connection therewith or in relation to the Plan as it deems necessary or advisable. The interpretation and construction by the Committee of any provision of the Plan or of any award shall be final, binding and conclusive on all persons. 4. PARTICIPATION Only employees of the Company designated as Participants by the Committee are eligible under the Plan. Participation in the Plan in one Plan Year is not a guarantee of participation in a future Plan Year. 5. INDIVIDUAL TARGET AWARDS FOR PARTICIPANTS At the beginning of each Plan Year, the Committee shall establish one or more Individual Target Awards for each Participant. Individual Target Awards are targets only and the amount of any target may or may not be paid to the Participant. Establishment of one or more Individual Target Awards for an employee for any Plan Year shall not imply or require that Individual Target Awards or an Individual Target Award at any specified level will be set for any subsequent year. The amount of any actual award paid to any Participant may be greater or less than the target. As set forth in Section 7.4 below, the actual award may be increased or decreased, including to zero, as determined by the Committee in its discretion for any Plan Year. 6. BASIS OF AWARDS 6.1 Performance Goals. The Committee shall establish measures, which may include financial and non-financial objectives (“Performance Goals”) for the Company. These Performance Goals shall be determined by the Committee in advance of each Plan Year or within such period as determined by the Committee. The performance criteria to be used in setting Performance Goals may be any of the following, either alone or in any combination, which may be expressed with respect to the Company or one or more subsidiaries or business or operating units, as the Committee may determine: revenue earnings per share net operating profits, net of taxes earnings before interest and tax (EBIT) net operating assets

8 21549977.3 net income and adjusted net income return on stockholder equity net asset value return on equity general and administrative costs gross margin / gross profit margin return on capital cost of capital and weighted average cost of capital operating income and adjusted operating income safety incident rate (including total injury incident rate, OSHA recordable injury rate and lost time injury rate, days away, restricted or transferred) operating margin return on net assets economic profit gross profit total shareholder return selling, general and administrative expense (SG&A) economic value added return on assets return on invested capital backlog cash flow and operating cash flow earnings before income tax, depreciation and amortization (EBITDA) overhead Performance Goals may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more Performance Goals or in such other manner as determined by the Committee. In addition, Performance Goals may be based upon the attainment of specified levels of Company performance under one or more of the measures described above relative to the performance of other corporations. 6.2 Adjustment of Performance Goals. The Committee may make adjustments in the method of calculating the attainment of Performance Goals for a Plan Year, as the Committee may determine in its sole discretion, during the Performance Period. To the extent specified by the Committee in such documents setting forth the Performance Goals at the time the Performance Goals are established (including but not limited to an award agreement), the Committee may make adjustments in the method of calculating the attainment of Performance Goals for a Plan Year to exclude any one or more of the following: (a) restructuring charges; (b) exchange rate effects; (c) the effects of changes to generally accepted accounting principles; (d) the effects of any statutory adjustments to corporate tax rates; (e) the effects of the award of bonuses under the Company’s bonus plans;

9 21549977.3 (f) costs and expenses arising out of the pursuit and/or acquisition and/or divestiture of a business regardless of whether the acquisition or divestiture was consummated, including pre-purchase due diligence costs, expenses, fees and post-acquisition integration in the year of acquisition; (g) all net income/loss of any acquisitions will be excluded in the year of acquisition; and (h) impairment charges of long lived assets and intangibles as defined by generally accepted accounting principles. 6.3 Performance Goals related to more than One Operating Unit of the Company. Awards may be based on performance against objectives for one or more subsidiary or business or operating unit of the Company. For example, awards for corporate management may be based on overall corporate performance against objectives, but awards for a business unit’s management may be based on a combination of corporate, business unit and sub-unit performance against objectives. 6.4 Individual Performance. Individual performance of each Participant may be measured and used in determining awards under the Plan. 7. AWARD DETERMINATION 7.1 Award Determined by Committee. After any Plan Year for which an Individual Target Award is established for a Participant under the Plan, the Committee shall review and approve, modify or disapprove the amount, if any, to be paid to the Participant for the Plan Year. The amount paid shall be the Individual Target Award adjusted to reflect both the results against the Participant’s Performance Goals and, in the Committee's discretion, the Participant’s individual performance. All awards are subject to adjustment at the sole discretion of the Committee. 7.2 Financial and Non-Financial Performance. Individual Target Award amounts may be modified based on the achievement of financial and non-financial objectives by the Company and relevant business or operating units and/or sub-units of the Company. Performance results against objectives shall be reviewed and approved by the Committee in accordance with Section 6.2 above, as applicable. 7.3 Individual Performance. Any Individual Target Award, adjusted to reflect financial performance, may be further adjusted with the review and approval of the Committee to give full weight to the Participant’s individual performance during the Plan Year. 7.4 Overall Effect. The combination of any financial performance adjustment and individual performance adjustment may increase the amount paid under the Plan to a Participant for any Plan Year as determined by the Committee, and may reduce any amount payable including to zero. Notwithstanding the foregoing, the Committee may increase or reduce (including to zero) any amount payable hereunder for any reason. 8. PAYMENT OF AWARDS An award under the Plan shall be paid in cash in a single sum to the Participant as soon as reasonably practicable after Determination Date, unless the Participant elects to defer his or her award pursuant to the terms and conditions of the NQDC and in compliance with Section 409A of the Code. To the extent that an award is not deferred under the NQDC, such award shall be paid no later than two and one-half months following the end of the Plan Year. 9. EMPLOYMENT ON PAYMENT DATE 9.1 No award shall be made to any Participant who is terminated for Cause.

10 21549977.3 9.2 Except as provided in Section 9.3 below, no award shall be made to any Participant who is not an active employee of the Company on the Payment Date. 9.3 Death, Disability or Retirement. If the Participant’s service is terminated by reason of the death, Disability or Retirement of the Participant before the Payment Date, the Participant shall be entitled to receive payment of a prorated award as set forth in the Participant's award agreement on the Payment Date. The award shall be prorated on the basis of the ratio the numerator of which is the number of whole months of the Participant’s service during the Plan Year and the denominator of which is twelve. 10. WITHHOLDING TAXES Whenever the payment of an award is made, such payment shall be net of an amount sufficient to satisfy federal, state and local income and employment tax withholding requirements and authorized deductions. 11. CLAWBACK/RECOVERY. Awards under the Plan are and will be subject to recoupment in accordance with the Company's current clawback policy or any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by applicable law. 12. EMPLOYMENT RIGHTS Neither the Plan nor designation as a Plan Participant shall be deemed to give any individual a right to remain employed by the Company. The Company reserves the right to terminate the employment of any employee at any time, with or without cause or for no cause, subject only to a written employment contract (if any). 13. NONASSIGNMENT; PARTICIPANTS ARE GENERAL CREDITORS 13.1 The interest of any Participant under the Plan shall not be assignable either by voluntary or involuntary assignment or by operation of law (except by designation of a beneficiary or beneficiaries to the extent allowed under the NQDC with respect to amounts deferred under Section 8) and any attempted assignment shall be null, void and of no effect. 13.2 Amounts paid under the Plan shall be paid from the general funds of the Company, and each Participant shall be no more than an unsecured general creditor of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Nothing contained in the Plan shall be deemed to create a trust of any kind for the benefit of any Participant, or create any fiduciary relationship between the Company and any Participant with respect to any assets of the Company. 14. AMENDMENT OR TERMINATION The Board may terminate or suspend the Plan at any time. The Committee may amend the Plan at any time; provided that no amendment shall retroactively and adversely affect the payment of any award previously made. 15. SUCCESSORS AND ASSIGNS This Plan shall be binding on the Company and its successors or assigns. 16. INTERPRETATION AND SEVERABILITY

11 21549977.3 In case any one or more of the provisions contained in the Plan shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of the Plan, but the Plan shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. IN WITNESS WHEREOF, the undersigned officer of the Company certifies that the foregoing sets forth the Granite Construction Incorporated Annual Incentive Plan as duly adopted by the Board on March 27, 2022. GRANITE CONSTRUCTION INCORPORATED \S\ Kyle Larkin By: Kyle Larkin Title: Chief Executive Officer

12 21549977.3 Exhibit B XXXX PLAN YEAR PERFORMANCE GOALS COMPANY The following Performance Goals are applicable to the Participation Agreement to which this Exhibit B is attached. The extent to which the Performance Goals are attained during the Plan Year will determine the amount of the award paid under the Participation Agreement and the Granite Construction Incorporated Annual Incentive Plan: Award = (Company EBITDA Award + Company OCF Margin Award) x Company Safety Multiplier x Individual Modifier Maximum Award = 200% of Individual Target Company Performance Goals  Company Earnings Before Interest, Taxes, Depreciation and Amortization (“Company EBITDA”)  Company EBITDA is 80% of the total award.  Company EBITDA is defined as earnings before interest, taxes, depreciation and amortization as reported for Granite Construction Incorporated and subsidiaries calculated in accordance with GAAP.  Company Operating Cash Flow Margin (“Company OCF”)  Company OCF is 20% of the total award.  Company OCF is defined as GAAP operating cash flow, as a percentage of consolidated revenue. Company Safety Performance Goal  Company Safety  Safety is defined as 50% OSHA Recordable Incident Rate (“ORIR”) and 50% OSHA Days Away, Restricted, or Transferred (“DART”).  ORIR tracks the frequency of employee injuries, measured at the Company level. ORIR safety results directly related to business and asset acquisitions are excluded. In the event of a fatality that results in a Granite OSHA Recordable Incident, the Company’s Chief Executive Officer (the “CEO”), prior to December 31, XXXX, shall determine the adjustment, if any, to be applied to the Awards; provided, however, that with respect to the CEO’s Award, the Committee, prior to December 31, XXXX, shall approve any adjustment determined by the CEO.  DART tracks the number of incidents resulting in lost time or restricted duty injuries when (i) an employee stays home from work due to a work-related injury, (ii) an employee is placed under a work restriction, or (iii) an employee is transferred to another job because the employee could not fulfill the employee’s normal duties, measured at the Company level.

13 21549977.3 Individual Performance Goal The Individual Performance Goal is based on an assessment of the individual's performance, including but not limited to leadership and strategic planning. Adjustments In addition to the adjustments as set forth in Section 6.2 of the AIP, Company EBITDA and Company OCF are adjusted as follows: 1. Company EBITDA and operating income will be adjusted to exclude AIP & LTI incentive payments to former executives, clawbacks, third-party impacts arising out of the Audit Committee investigation, SEC investigation and/or related securities legal matters (in excess or less than budgeted). 2. The following will be excluded: (i) Transaction costs, including without limitation, third party pre-divestiture due diligence costs, expenses and fees, regardless of whether the sale was consummated during the calendar year; and (ii) any gain or loss associated with the sale of a business (as defined by GAAP). 3. Impairment of any investments classified as affiliates, long-lived assets and intangibles as defined by GAAP Codification 360 and 350, respectively, will be excluded. 4. Once the Profit Sharing Bonus and Corporate annual Incentive have been calculated, the results will not impact the EBITDA threshold achievability if the award amounts reduce EBITDA below the threshold. 5. Adjustments attributable to Tappan Zee claim recovery, favorable or unfavorable, will be excluded. 6. Material, non-recurring items outside the control of management will be excluded. Note: Certain adjustments above may or may not be applicable for each of the respective EBITDA and OCF calculations. Management will provide the impact of the pre-approved adjustments, prior to the Committee certification, by calculation. In addition to the pre-approved adjustments described herein, management may bring other adjustment requests to the Committee during the year for consideration, which will be evaluated on a “facts and circumstances” basis. Once identified by management, any potential adjustments should be presented to the Committee at its next meeting so as to give the Committee time to review the adjustment, seek additional information, discuss and deliberate the proposed adjustment. Management shall prepare at the end of the year (and prior to Committee certification of the results of the XXXX AIP) the impact of the pre-approved adjustments contained herein. Threshold/Target/Maximum for Company Performance Goals Company EBITDA:  If Company EBITDA is less than $XXX.XM, then the Company EBITDA award shall be zero ($00.00).  If Company EBITDA is $XXX.XM, then the Company EBITDA award shall be paid at Threshold.

- If Company EBITDA is $XXX.XM, then the Company EBITDA award shall be paid at Target.

- If Company EBITDA is $XXX.XM, then the Company EBITDA award shall be paid at Maximum.

Company OCF:

- If Company OCF is less than X.X%, then the Company OCF award shall be zero ($00.00).

- If Company OCF is X.X%, then the Company OCF award shall be paid at Threshold.

- If Company OCF is X.X%, then the Company OCF award shall be paid at Target.

- If Company OCF is X.X%, then the Company OCF award shall be paid at Maximum.

Company Safety Adjustment for the Company Safety Performance Goal

- The Safety Adjustment factor will be determined for the Company by the Committee, and will be a minimum of 90% and a maximum of 115%.

- Notwithstanding the foregoing, the Safety Adjustment factor cannot result in a payout greater than the Maximum Award.

- The Company EBITDA and OCF Awards will be multiplied by the Company Safety Adjustment factor (determined by the Company ORIR and DART).

COMPANY Safety Performance Level	ORIR Goal	DART Goal	Safety Multiplier
Threshold	0.XX (or higher)	0.XX (or higher)	90%
Target	0.XX	0.XX	110%
Maximum	0.XX (or lower)	0.XX (or lower)	115%

Individual Modifier for the Individual Performance Goal

- The Individual Modifier will be determined by the Committee (in consultation with the Audit Committee, if applicable), and can result in an award reduction of up to 10% or an award increase of up to 10%.

- Notwithstanding the foregoing, the Individual Modifier factor cannot result in a payout greater than the Maximum Award.

- The Company EBITDA and OCF Awards, as modified by the Company Safety Adjustment factor, shall be multiplied by the Individual Modifier.

Linear interpolation will be used to determine the value of the awards if performance falls between the levels represented above.

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21549977.3